JOHN HANCOCK FUNDS
NOMINATING, GOVERNANCE AND ADMINISTRATION COMMITTEE CHARTER

A. Composition. The Nominating, Governance and Administration Committee (the “Committee”) shall be composed entirely of Trustees who are “independent” as defined in the rules of the New York Stock Exchange (“NYSE”) and are not “interested persons” (as defined in the Investment Company Act of 1940) of any of the Funds, or of any Fund’s investment adviser, subadviser or principal underwriter (the “Independent Trustees”) who are designated for membership from time to time by the Board of Trustees. The Chairman of the Board shall be a member of the Committee.

B. Overview. The purpose of the Committee is (1) to make determinations and recommendations to the Board on issues related to (a) the composition and operation of the Board, (b) corporate governance matters applicable to the Independent Trustees, and (c) issues related to complex-wide matters and practices designed to facilitate uniformity and administration of the Board's oversight of the Funds, and (2) to discharge such additional duties, responsibilities and functions as are delegated to it from time to time.

C. Specific Responsibilities. The Committee shall have the following duties and powers, to be exercised at such times and in such manner as the Committee shall determine:

1. To identify individuals qualified to serve as Independent Trustees of the Funds, and to consider and determine nominations of individuals to serve as Trustees.

2. To consider, as it deems necessary or appropriate, the criteria for persons to fill existing or newly created Trustee vacancies. The Committee shall use the criteria and principles set forth in Annex A to guide its Trustee selection process.

3. To consider and determine the amount of compensation to be paid by the Funds to the Independent Trustees, including incremental amounts, if any, payable to Committee Chairmen, and to address compensation-related matters. The Chairman of the Board has been granted the authority to approve special compensation to Independent Trustees in recognition of any significant amount of additional time and service to the Funds provided by them, subject to ratification of any such special compensation by the Committee at the next regular meeting of the Committee.

4. To consider and determine the duties and compensation of the Chairman of the Board.

5. To consider and recommend changes to the Board regarding the size, structure, and composition of the Board.

6. To evaluate, from time to time, and determine changes to the retirement policies for the Independent Trustees, as appropriate.

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7. To monitor all expenditures and practices of the Board or the Committees or the Independent Trustees not otherwise incurred and/or monitored by a particular Committee, including, but not limited to: directors and officers liability insurance and fidelity bond coverage and costs; association dues, including Investment Company Institute and Mutual Fund Directors Forum membership dues; meeting expenditures and policies relating to reimbursement of travel expenses and expenses associated with offsite meetings; expenses and policies associated with Trustee attendance at educational or informational conferences; publication expenses; expenses of computers and related service charges; and fees of counsel to the Independent Trustees.

8. To consider, evaluate and make recommendations and necessary findings regarding independent legal counsel and any other advisers, experts or consultants that may be engaged by the Board of Trustees, by the Trustees who are not “interested persons” as defined in the Investment Company Act of 1940 of any of the Funds or any Fund’s investment adviser, subadviser or principal underwriter, or by the Committee, from time to time, other than as may be engaged directly by another Committee.

9. To make a recommendation to the Board of Trustees concerning the annual consideration of the agreements relating to legal services.

10. To periodically review the Board’s committee structure and, in collaboration with the Chairs of the various Committees, the charters of the Board’s committees, and recommend to the Board of Trustees changes to the committee structure and charters as it deems appropriate.

11. To coordinate and administer an annual self-evaluation of the Board, which will include, at a minimum, a review of its effectiveness in overseeing the number of Funds in the Fund complex and the effectiveness of its committee structure.

12. To retain and terminate any firm(s) to be used to identify or evaluate or assist in identifying or evaluating potential Independent Board nominees, subject to the Board’s sole authority to approve the firm’s fees and other retention terms.

13. To report its activities to Board of Trustees and to make such recommendations with respect to the matters described above and other matters as the Committee may deem necessary or appropriate.

D. Additional Responsibilities. The Committee will also perform other tasks assigned to it from time to time by the Chairman of the Board or by the Board of Trustees, and will report findings and recommendations to the Board of Trustees, as appropriate.

E. Governance. One member of the Committee shall be appointed as chair. The chair shall be responsible for leadership of the Committee, including scheduling meetings or

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reviewing and approving the schedule for them, preparing agendas or reviewing and approving them before meetings, and making reports to the Board of Trustees, as appropriate.

F. Miscellaneous. The Committee shall meet as often as it deems appropriate, with or without management, as circumstances require. The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other advisers, experts or consultants, at the Funds’ expense, as it determines necessary to carry out its duties. The Committee shall have direct access to such officers of and service providers to the Funds as it deems desirable.

G. Evaluation. At least annually, the Committee shall evaluate its performance consistent with the requirements of this charter and report the results to the Board of Trustees.

H. Review. The Committee shall review this charter periodically and shall recommend changes to the Board of Trustees, as it deems desirable.

Last revised: June 7, 2011

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ANNEX A

General Criteria

1. Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

2. Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Funds and should be willing and able to contribute positively to the decision-making process of the Funds.

3. Nominees should have a commitment to understand the Funds, and the responsibilities of a trustee/director of an investment company and to regularly attend and participate in meetings of the Board and its committees.

4. Nominees should have the ability to understand the sometimes conflicting interests of the various constituencies of the Funds, including shareholders and the management company, and to act in the interests of all shareholders.

5. Nominees should not have, nor appear to have, a conflict of interest that would impair their ability to represent the interests of all the shareholders and to fulfill the responsibilities of a director/trustee.

Application of Criteria to Current Trustees

The renomination of current Trustees should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above based on, among other things, the current Trustee’s contribution to the Board and any committee.

Review of Nominations

1. The Committee believes that it is in the best interests of the Fund and its shareholders to obtain highly-qualified candidates to serve as members of the Board.

2. In nominating candidates who would be Independent Trustees, the Committee believes that no particular qualities or skills nor any specific minimum qualifications or disqualifications are controlling or paramount. The Committee shall take into consideration any such factors as it deems appropriate. These factors may include (but are not limited to) the person’s character, integrity, judgment, skill, diversity and experience with investment companies and other organizations of comparable purpose, complexity and size and subject to similar legal restrictions and oversight; the interplay of the candidate’s experience with the experience of other Board members; and the extent to which the candidate would be desirable addition to the Board and any Committees thereof. Other factors that the Committee may take into consideration include a person’s

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availability and commitment to attend meetings and perform his or her responsibilities; an whether or not the person had any relationships that might impair or appear to impair his or her independence, such as any business, financial or family relationships with Fund management, the investment adviser and/or subadviser of the Fund, as applicable, Fund service providers, or their affiliates or with Fund shareholders.

3. While the Committee is solely responsible for the selection and recommendation to the Board of Independent Board candidates, the Committee may consider nominees recommended by any source, including Fund shareholders, management and Committee members, as it deems appropriate. Any such recommendations from shareholders shall be directed to the Secretary of the relevant Fund at such address as is set forth in the Fund’s disclosure documents. Recommendations from management may be submitted to the Committee Chairperson. All recommendations shall include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of Board members and as specified in the relevant Fund’s By-Laws, and must be accompanied by a written consent of the proposed candidate to stand for election if nominated for the Board and to serve if elected by shareholders.

4. The Committee may from time to time establish specific requirements and/or additional factors to be considered for Independent Board candidates as it deems necessary or appropriate.

5. After its consideration of relevant factors, the Committee shall present its recommendation(s) to the full Board for its consideration.

As long as a current Independent Trustee continues, in the opinion of the Committee, to satisfy the criteria listed above, the Committee generally would favor the re-nomination of a current Trustee rather than a new candidate. Consequently, while the Committee will consider nominees recommended by shareholders to serve as trustees, the Committee may only act upon such recommendations if there is a vacancy on the Board, or the Committee determines that the selection of a new or additional Trustee is in the best interests of the Fund.

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